                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                SOFTWORKS, INC.
                                       AT

                          $10.00 NET PER SHARE IN CASH
                                       BY

                              EAGLE MERGER CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                EMC CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
   TUESDAY, JANUARY 25, 2000, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE
    TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                                EXPIRATION DATE.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 21, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG EMC CORPORATION ("PARENT"), EAGLE MERGER CORP. ("PURCHASER") AND SOFTWORKS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------
                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------
                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                            ------------------------

            THE DATE OF THIS OFFER TO PURCHASE IS DECEMBER 23, 1999.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION............................................................      1
THE OFFER...............................................................      3
1.          Terms of the Offer..........................................      3
2.          Acceptance for Payment and Payment..........................      4
3.          Procedure for Tendering Shares..............................      5
4.          Withdrawal Rights...........................................      8
5.          Certain United States Federal Income Tax Consequences.......      8
6.          Price Range of the Shares; Dividends on the Shares..........      9
7.          Effect of the Offer on the Market for the Shares; Stock
            Listing; Exchange Act Registration; Margin Regulations......     10
8.          Certain Information Concerning the Company..................     11
9.          Certain Information Concerning Parent and Purchaser.........     12
10.         Source and Amount of Funds..................................     13
11.         Background of the Offer; Purpose of the Offer and the
            Merger; The Merger Agreement and Certain Other Agreements...     13
12.         Plans for the Company; Other Matters........................     25
13.         Dividends and Distributions.................................     27
14.         Conditions to the Offer.....................................     27
15.         Certain Legal Matters.......................................     29
16.         Fees and Expenses...........................................     31
17.         Miscellaneous...............................................     31
Schedule I  Information Concerning Directors and Executive Officers of
            Purchaser and Parent........................................    I-1

To the Holders of Common Stock of
Softworks, Inc.:

                                  INTRODUCTION

     Eagle Merger Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Softworks, Inc., a Delaware corporation (the "Company"), at a price of $10.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will not pay such service fees. Purchaser will pay all fees and expenses of State Street Bank and Trust Company, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     SoundView Technology Group, Inc. has delivered to the Company Board its opinion, dated as of December 20, 1999 (the "SoundView Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the Offer Price to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the SoundView Opinion, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is attached as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to read the SoundView Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF ANY), REPRESENTS A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options. The authorized capital stock of the Company consists of 50,000,000 Shares and 2,000,000 shares of preferred stock. The Company has represented and warranted to Parent and Purchaser that, as of December 20, 1999, there were (i) 17,373,191 Shares issued and outstanding; (ii) no shares of preferred stock issued and outstanding; and (iii) an aggregate of 6,064,825 Shares issuable pursuant to the exercise of outstanding options (the "Company Options"). The Merger Agreement provides, among other things, that the Company, without Parent's consent, will not issue any new Shares except pursuant to the exercise of existing stock options, or issue any options or rights of any kind to acquire shares of capital stock of the Company. Based on the foregoing and assuming the issuance of 6,064,825 Shares issuable upon exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if 11,719,009 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     Parent and Purchaser have entered into a Stock Tender Agreement, dated as of December 21, 1999 (the "Major Shareholder's Stock Tender Agreement") with Computer Concepts Corp., a Delaware corporation (the "Major Shareholder"), which owns 6,145,767 Shares (the "Major Shareholder's Covered Shares") and the trustees of a Voting Trust Agreement, dated August 3, 1998 (the "Voting Trust Agreement"), which gives the trustees certain rights with respect to the Major Shareholder's Covered Shares. The Major Shareholder's Covered Shares represent approximately 35.4% of the Company's outstanding Shares. Pursuant to the Major Shareholder's Stock Tender Agreement, the Major Shareholder and the trustees have agreed to tender the Major Shareholder's Covered Shares pursuant to the Offer, to grant Parent an option to purchase such Shares under certain circumstances, and to grant Purchaser an irrevocable proxy with respect to the voting of such Shares. See Section 11.

     Parent and Purchaser have also entered into a Stockholders' Stock Tender Agreement, dated as of December 21, 1999 (the Individuals' Stock Tender Agreement"), with eight persons (the "Individuals") who are stockholders of the Company. The Individuals collectively own 1,182,000 Shares which are subject to the Individual's Stock Tender Agreement (the "Individuals' Covered Shares"). The Individuals' Covered Shares represent approximately 6.8% of the Company's outstanding Shares. The terms of the Individuals' Stock Tender Agreement are substantially the same as the terms of the Major Shareholder's Stock Tender Agreement. See Section 11.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and subject to the Delaware General Corporation Law (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to as the "Merger," and the Company, as the surviving corporation of the Merger, is sometimes referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent or Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under the DGCL) will be cancelled and extinguished and converted into the right to receive $10.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, upon the purchase of Shares pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded down to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors designated by Parent) multiplied by a fraction, the numerator being equal to the number of Shares beneficially owned by Parent and its subsidiaries and the denominator being equal to the total number of Shares then outstanding. The Company will use its reasonable best efforts to cause such persons designated by Parent to be appointed or elected to the Company Board and to secure resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law. See Section 11. Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement at a meeting of the Company's stockholders. If Purchaser purchases a majority of the outstanding Shares in the Offer (which will be the case if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived), Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "Short-Form Merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger could be effected without any further approval of the Company Board or the stockholders of the Company.

     Even if Purchaser does not own at least 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could (a) immediately prior to the expiration date of the Offer, extend the Offer for a period not to exceed ten business days, or (b) if Parent and its subsidiaries own at least a majority of the Shares, exercise an option granted under the Merger Agreement to purchase from the Company such number of Shares (up to a maximum of 19.9% of the number of Shares outstanding) as will result in Purchaser owning 90.1% of the total number of Shares. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on Tuesday, January 25, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to the applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered and not withdrawn, (iii) subject to the conditions summarized below, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been validly tendered and not withdrawn during the period or periods for which the Offer is extended or (iv) subject to the following sentence, modify the terms of the Offer. The Merger Agreement provides that Purchaser will not reduce the Offer Price, change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company or, except as described below, extend the Expiration Date of the Offer.

     If on the initial scheduled Expiration Date of the Offer, which shall be no earlier than twenty business days after the date the Offer is commenced, all conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer. In addition, Purchaser may increase the amount it offers to pay per Share in the Offer (but is not obligated to do so), and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. If, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Purchaser reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14, but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a participant in good standing in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market, operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 21, 1999. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder and, if given, will not be deemed effective. The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 21, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or Merger, as the case may be. Capital gains recognized by an individual (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the tax treatment of a stockholder's capital losses.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded through the Nasdaq National Market under the symbol SWRX. The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                SOFTWORKS, INC.

                                                               HIGH      LOW
                                                              ------    -----
Year Ended December 31, 1998
Third Quarter (commencing August 7, 1998)...................  $ 6.94    $3.13
  Fourth Quarter............................................    7.44     3.50
Year Ending December 31, 1999
  First Quarter.............................................   14.88     5.38
  Second Quarter............................................   16.88     9.06
  Third Quarter.............................................   13.69     4.50
  Fourth Quarter (through December 20, 1999)................    9.88     3.03

     On December 20, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $9.31 per Share. On December 22, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $9.53 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside or pay dividends with respect to the Shares without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 750,000 shares publicly held by at least 400 round lot holders, with a market value of at least $5,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Purchaser may seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning Company contained in such documents and records or for any failure by Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company develops, markets, licenses and supports a family of enterprise systems management and maintenance software products for performance, data and storage management. Its products are designed to optimize system and application performance, maximize the value of purchased hardware and software, and enhance the reliability and availability of the data processing environment for enterprises that employ enterprise servers, UNIX and/or Microsoft (R) Windows NT
(R) computing environments. The Company is a Delaware corporation with its principal executive office at 5845 Richmond Highway, Suite 400, Alexandria, Virginia 22303. The telephone number of the Company at that address is (703) 317-2424.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the nine month period ended September 30, 1999, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in the reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and all of the financial information (including any related notes) contained therein. Such reports may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                SOFTWORKS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                      NINE MONTHS ENDED                 YEARS ENDED
                                                -----------------------------   ---------------------------
                                                SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                    1999            1998            1998           1997
                                                -------------   -------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues......................................     $36,777         $26,897        $43,749        $26,770
  Gross Margin................................      34,529          24,183         39,499         25,135
  Net Income (loss)...........................         946            (243)         2,957            786
  Net Income (loss) per share.................         .06            (.02)           .20            .06
BALANCE SHEET DATA:
  Cash and Cash Equivalents...................     $13,613         $ 6,704        $ 6,003        $   360
  Current Assets..............................      43,977          27,621         38,380         18,282
  Total Assets................................      67,881          45,995         58,352         35,683
  Long Term Debt, net of current portion......       1,479           1,575          1,401          1,294
  Total Stockholders' Equity..................      28,266          15,476         18,685          6,087

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Massachusetts corporation whose principal executive offices are located at 35 Parkwood Drive, Hopkinton, Massachusetts 01748. Its telephone number at that location is (508) 435-1000. Its principal business is the design, manufacture, marketing and support of a wide range of hardware, software and service products for the enterprise storage market.

     Purchaser is a newly organized Delaware corporation formed in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned by Parent. Until immediately prior to the time Purchaser acquires Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Its principal office is located at 35 Parkwood Drive, Hopkinton, Massachusetts. Purchaser's telephone number is (508) 435-1000.

     For certain information concerning executive officers and directors of Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent (collectively, the "Acquirors") nor, to the best knowledge of the Acquirors, any of the persons or entities listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and no Acquiror nor, to the best of knowledge of the Acquirors, any of the persons or entities listed on Schedule I, has effected any transaction in the Shares during the past sixty days.

     Except as set forth in this Offer to Purchase, no Acquiror nor, to the best knowledge of Acquirors, any of the persons or entities listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

     Except as set forth in Section 11, no Acquiror or any of their respective subsidiaries, nor, to the best knowledge of the Acquirors, any of the persons or entities listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in Section 11, since January 1, 1996 there have been no contacts, negotiations or transactions between any Acquiror, any of their respective subsidiaries or, to the best knowledge of the Acquirors, any of the persons or entities listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to purchase all of the Shares is estimated to be approximately $191,310,000 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through available cash on hand.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Background of the Offer.

     In November 1998, Parent began an evaluation of the Company as a potential acquisition candidate. This evaluation followed an introductory meeting in October 1998 at which Parent and the Company exchanged high level information on the respective strategies and products of the two companies.

     The companies signed a confidentiality agreement on November 1, 1998. In November, Michael Cody and Thomas Joyce of the EMC New Business Development Group met with Judy Carter, President and Chief Executive Officer of the Company, to discuss Parent's interest in evaluating a potential acquisition.

     Parent's primary interest in the Company involved the Company's CenterStage Storage Resource Management software product. Following this meeting, representatives of Parent's Engineering and Product Management groups met with representatives of the Company's technology organization to evaluate the Company's products and technologies. This meeting resulted in sufficient interest on the part of both Parent and the Company to proceed to a series of preliminary business discussions during December 1998 and January 1999 while Parent's internal technical evaluation proceeded. These discussions stalled, however, when Parent requested additional detailed technical and architectural information in order to ensure that the Company's products met Parent's requirements and could ultimately be integrated with certain of Parent's products. The Company was averse to disclosing to Parent certain proprietary information regarding its software architecture, and did not wish to provide direct access to its key software designers. Attempts to resolve this impasse continued through March 1999. However, the parties were not successful in resolving this matter, and discussions regarding an acquisition were discontinued.

     In October 1999, Parent decided to attempt to renew discussions with the Company about a possible acquisition. A telephone conversation between Michael Ruettgers, President and Chief Executive Officer of Parent and James Cannavino, Chairman of the Company, led to a meeting on November 4, 1999. The meeting was held in Waltham, Massachusetts at the office of Broadview International LLC, a financial advisor to Parent ("Broadview"). Attending the meeting were Mr. James Cannavino, Chairman of the Company; Joseph Markus, a consultant to the Company; several representatives from Broadview including Steve Smith, Senior Managing Director and Mark Whitcher, Senior Associate; and the following persons from
Parent: David Donatelli, Vice President, New Business Development; John Hartjen, Manager, New Business Development; Michael Cody, Vice President, Corporate Development; and Thomas Joyce, Senior Product Marketing Specialist, New Business Development. The meeting involved a general discussion of Parent's interest in the possibility of acquiring all of the outstanding common stock of the Company and a discussion of the Company's business. At the conclusion of the meeting, it was agreed that the type of information Parent unsuccessfully sought earlier in the year would be provided, and the parties agreed to proceed with detailed technical discussions relating to the products and capabilities of the Company.

     On November 17, 1999, employees of Parent met with employees of the Company at its headquarters in Alexandria, Virginia for an in-depth technical review of the Company's products and technologies. The following day there was a meeting between representatives of Parent and the Company to discuss Parent's due diligence information requirements. On November 19, 1999, the Company's Board was updated as to the status of the meetings with Parent.

     On November 24, 1999, Messrs. Cody and Joyce called Judy Carter and notified her that based on the status of Parent's technical review, it planned to communicate to the Company its interest in pursuing more detailed discussions concerning an acquisition of the Company.

     On November 29, 1999, Parent outlined to the Company its potential interest in acquiring all of the outstanding common stock of the Company at a price in the range of $8 to $11 per share subject, among other things, to the completion of due diligence and negotiation of an acceptable acquisition agreement.

     During the period from December 1 through December 20, 1999, business, financial and legal due diligence activities with respect to the Company were conducted by representatives of Parent. From December 14 through December 20, 1999, representatives of management of Parent and the Company, along with their respective legal and financial advisors, held meetings and telephone conferences to discuss and negotiate the terms of the Merger Agreement and the related agreements.

     On December 17, 1999, the Mergers & Acquisitions Committee of the Board of Directors of Parent held a meeting to consider the transaction. Mr. Donatelli reviewed the business of the Company and details of the proposed transaction. Mr. Donatelli was authorized to complete due diligence and to complete negotiation of appropriate transaction documents.

     On December 19 and 20, 1999, the Board of Directors of the Company held special meetings to consider the proposed transaction. At the meetings, the Company's management and representatives of its legal advisors, Blau, Kramer, Wactlar & Lieberman, P.C., discussed the proposed offer by Parent for all of the outstanding stock of the Company and the Merger Agreement and outlined the directors' legal duties and responsibilities. At the meeting on December 20, 1999, representatives of SoundView Technology Group presented a summary of its analyses of the financial aspects of the proposed transaction, including an analysis of the fairness of the Offer Price, from a financial point of view, to the stockholders of the Company. At the conclusion of the meeting, the Company Board unanimously approved the Merger Agreement and determined that the Offer and the Merger are advisable, fair to, and in the best interests of the Company's stockholders. They voted unanimously to recommend to the Company's stockholders that they accept the Offer and tender their shares pursuant to the Offer.

     On December 20, 1999, the Board of Directors of Parent, at a special meeting, discussed the proposed transaction. Following a review of the business of the Company and the terms of the proposed Merger Agreement and the Offer to Purchase the Board of Directors unanimously approved the transaction and directed management to finalize the Merger Agreement.

     Definitive agreements dated as of December 21, 1999, were executed, and on December 21, 1999, EMC issued a press release announcing its offer to purchase all of the outstanding shares of the Company for a price of $10.00 per share. The Offer was commenced on December 23, 1999.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management and control with regard to the future conduct of the Company's business and the right to any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration pursuant to the Merger Agreement. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 7.4% over the closing market price of the Shares on December 20, 1999, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement.

     The following is a summary of certain provisions of various agreements. This summary is not a complete description of the terms and conditions of these agreements and is qualified in its entirety by reference to the full text of these agreements filed with the Commission as exhibits to the Schedule 14D-1 and they are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement. These agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the making of the Offer as provided in this Offer to Purchase.

     The Company Board. The Merger Agreement provides that, upon the purchase of Shares pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded down to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors designated by Parent) multiplied by a fraction, the numerator being equal to the number of Shares beneficially owned by Parent and its subsidiaries and the denominator being the total number of Shares then outstanding. The Company will use its reasonable best efforts to cause such persons designated by Parent to be appointed or elected to the Company Board and to secure resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed.

     The Merger Agreement also provides that in the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company Board shall have at least two directors who were directors of the Company as of the date of the Merger Agreement and who are not affiliates of Parent and Purchaser ("Independent Directors"), provided that if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director, if any, shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director. If no Independent Director remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Independent Directors. In the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to: (i) amend or terminate the Merger Agreement by the Company; (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement; or (iii) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board.

     The Merger. At the Effective Time of the Merger, each Share then outstanding, other than Shares held by (i) the Company as treasury stock, (ii) Parent or any of its wholly owned subsidiaries, including Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive the Offer Price, without interest.

     Options. The Merger Agreement provides that as of the Effective Time, holders of options, other than options designated as 1999 Options (as defined in the Merger Agreement), to purchase shares of the Company's common stock ("General Options") will be entitled to receive a cash amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such General Option and (ii) the number of Shares covered by the holder's General Options. Upon such payment, the General Options will then be cancelled. All options designated as 1999 Options will automatically convert into a right to receive Parent common stock (a "Parent Option"). With respect to any such Parent Option, (i) the number of shares of Parent common stock subject to such Parent Option will be determined by multiplying the number of

Shares subject to the 1999 Option by the Option Exchange Ratio (defined below), rounding any fractional Share down to the nearest whole Share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per Share applicable to the 1999 Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Except as provided above, the converted or substituted Parent Options will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the 1999 Option immediately prior to the Effective Time. The term "Option Exchange Ratio" means (i) the Merger Consideration divided by (ii) the average of the closing prices of Parent Common Stock on the NYSE during the twenty trading days preceding the fifth trading day prior to the date on which the closing of the Merger occurs.

     The Company will take all necessary actions so that all stock option, incentive or other equity-based plans established by the Company or any subsidiary of the Company (a "Company Subsidiary") shall terminate as of the Effective Time and the provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be deleted and terminated as of the Effective Time. The Company will use its reasonable best efforts to obtain the consent of each holder of outstanding General Options and 1999 Options to the treatment of such options specified by the Merger Agreement to the extent necessary.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

     - corporate organization, good standing and capitalization,

     - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

     - the absence of conflict with its certificate of incorporation, by-laws, or any agreements to which the Company is a party,

     - filings with the Commission and financial statements,

     - no undisclosed liabilities,

     - absence of certain changes,

     - taxes,

     - owned and leased real property, title to assets,

     - no existing discussions with any other party regarding an Acquisition Proposal (as defined below under the heading "No Solicitation") or any other substantially similar proposal,

     - contractual and other obligations,

     - employee benefit plans and compensation agreements,

     - litigation,

     - compliance with legal requirements, and

     - receipt of the SoundView Opinion.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things:

     - corporate organization and good standing,

     - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

     - consents and approvals,

     - the absence of conflict with their respective certificates of incorporation, by-laws, or any applicable law, and

     - sufficient funds.

     The representations and warranties made in the Merger Agreement or any other document delivered pursuant to the Merger Agreement shall survive the Effective Time as necessary to effect the terms and provisions of the Indemnification Agreement (described under the heading "Escrow Agreement and Indemnification Agreement" below).

     Grant of Option to Effect a Short-Form Merger. To facilitate Purchaser effectuating a Short-Form Merger, the Merger Agreement provides that the Company grants Purchaser an option to purchase from the Company such number of Shares as will result in the Purchaser owning 90.1% of the total number of Shares, at a price per Share equal to the Offer Price (up to a maximum of 19.9% of the outstanding Shares). This option is exercisable by Parent or any of its subsidiaries only after the purchase of and payment for Shares pursuant to the Offer as a result of which Parent and its subsidiaries own beneficially at least a majority of the then outstanding Shares. The portion of the purchase price owing upon exercise of such option equal to the product of (i) the number of Shares purchased pursuant to such option multiplied by (ii) the par value per Share will be paid to the Company in cash by wire transfer or cashier's check, and the balance of the purchase price will be paid by delivery to the Company of a non-interest bearing unsecured demand note from Purchaser. Such option may be exercised on two day's written notice given by Purchaser to the Company.

     Interim Operations of the Company. Except as contemplated by the Merger Agreement or agreed in writing by Parent, prior to the Effective Time, the business of the Company and each Company Subsidiary will be conducted according to its ordinary and usual course of business in substantially the same manner as conducted prior to entering into the Merger Agreement and shall use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain existing relationships with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time.

     Additionally, except as contemplated by the Merger Agreement or agreed in writing by Parent, prior to the Effective Time neither the Company nor any Company Subsidiary shall:

          (i) directly or indirectly amend its Certificate of Incorporation or By-Laws or similar organizational documents;

          (ii) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (B) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; (C) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or indebtedness having voting rights, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of any class or series of its capital stock indebtedness having voting rights, other than Shares reserved for issuance on the date of the Merger Agreement; or (D) split, combine or reclassify any shares of any class or series of its stock;

          (iii) (A) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice and not in excess of $50,000; or (B) modify, amend or terminate any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation or arrangement to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (iv) (A) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) modify the terms of any indebtedness or other liability; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (D) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to or in wholly owned subsidiaries of the Company); or (E) enter into any material commitment or transaction in the ordinary course of business not in excess of $1,000,000;

          (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

          (vi) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

          (vii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (viii) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $50,000;

          (ix) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practice and in no such case for assets in excess of $50,000;

          (x) pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice to any person or entity who is not an affiliate of the Company, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements of the Company included in its filings with the Commission;

          (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

          (xii) (A) change any of the accounting methods used by it unless required by GAAP or (B) make any material election relating to taxes, change any material election relating to taxes already made, change any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by GAAP, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

          (xiii) take, or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

          (xiv) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Employee Benefits. As soon as reasonably practicable following the Effective Time and for a three-year period following the Effective Time, the Surviving Corporation and its subsidiaries and successors shall provide to persons who were employees of the Company or a Company Subsidiary immediately prior to the Effective Time (the "Retained Employees") employee plans and programs that provide benefits that are no less favorable in the aggregate than those provided to employees of Parent generally during such time. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

     The Company shall take all necessary and appropriate actions to terminate, prior to the Effective Time, the Softworks Retirement 401(k) Plan.

     Stockholders' Meeting. In the event that Purchaser does not acquire 90% of the outstanding Shares pursuant to the Offer or otherwise, a stockholder vote will be required to approve the Merger. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company will:
(i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a proxy or information statement relating to the Merger; (iii) cause a definitive proxy (and any amendments thereto) to be mailed to stockholders, (iii) include in the proxy statement the recommendation of the Company Board that stockholders to approve the Merger and adopt the Merger Agreement; and (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger.

     Parent has agreed that it will vote, or cause to be voted, all of the shares of capital stock of Purchaser and all Shares owned by Parent, Purchaser or any of Parent's other subsidiaries in favor of approval of the Merger and the adoption of the Merger Agreement.

     No Solicitation. The Company has agreed that neither it, its subsidiaries, or its affiliates will (i) directly or indirectly, encourage, solicit or facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, any proposal or offer to acquire any part of the stock or assets of the Company or any Company Subsidiary (an "Acquisition Proposal") or
(ii) participate in or initiate discussions or negotiations concerning, or provide any information to, any person, entity, or group (other than Parent, any of its affiliates or representatives) relating to, an Acquisition Proposal. If, however, at any time prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (defined below) that was not solicited by it or that did not otherwise result from a breach of the Company's obligations regarding Acquisition Proposals and subject to providing prior written notice of its decision to take such action to Parent, furnish information with respect to the Company and any Company Subsidiary to any person or entity making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement and participate in discussions or negotiations regarding the Superior Proposal. The Company shall cause the officers, directors, employees, representatives and agents of the Company, each Company Subsidiary, and each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants to comply with this non-solicitation provision. The term "Superior Proposal" means any proposal or offer by a third party to acquire more than 50% of the combined voting power of the Shares then outstanding, or all or substantially all of the assets of the Company, which the Company Board determines in good faith (after receipt of (i) an opinion of a financial advisor that such proposal is financially superior and (ii) an opinion from independent legal counsel that failure to provide such information or engage in such discussions would be a breach of the Company Board's fiduciary duties to the Company stockholders under applicable law) to be more favorable to the Company's stockholders than the Offer and the Merger, which is not subject to the receipt of any necessary financing or is subject to financing which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by the third party.

     Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any committee thereof of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into a letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, in response to a Superior Proposal that was not solicited by the Company and that did not otherwise result from a breach of the non-solicitation provision, the Company Board may terminate the Merger Agreement after the seventh business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person or entity making such Superior Proposal, but only if the Company shall have first caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated in the Merger Agreement on such adjusted terms. No such termination shall be effective until the Company makes payment to Parent of funds equal to the Termination Fee (as discussed under the heading "Termination Fee; Expenses" below).

     The Company agrees that as of the date of the Merger Agreement, it, its subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity (other than Parent, Purchaser or their respective representatives) conducted heretofore with respect to any Acquisition Proposal.

     The Company has further agreed to notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any person that is considering making or has made an Acquisition Proposal.

     Nothing shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted under the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

     Indemnification and Insurance. The Merger Agreement provides that for three years after the Effective Time, Parent or the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each present and former officer and director of the Company and its subsidiaries, and each person who becomes an officer or director of the Company or any Company Subsidiary before the Effective Time, against all losses, claims, damages, liabilities, costs, fees and expenses arising out of acts or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's Certificate of Incorporation or By-Laws. Reasonable attorneys fees, judgements, fines, losses, claims, and settlements (effected with the written consent of Parent or Surviving Corporation, which consent shall not be unreasonably withheld) are included. In the event that any claim or assertion is made within such three year period, rights to indemnification shall continue until disposition of the claim.

     The Merger Agreement further provides that the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than three years after the Effective Date. Parent may substitute policies of substantially equivalent coverage, amounts, and terms. However, in no event shall the Company be required to pay aggregate premiums for insurance in excess of 200% of the aggregate paid by the Company in 1999 on an annualized basis. If the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available that does not exceed 200% of the aggregate paid by the Company in 1999 for such insurance.

     Conditions to the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and duly adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;
(ii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, enjoins or otherwise prevents or prohibits the consummation of the Merger; nor shall there be any preliminary or permanent injunction or other order of any governmental entity precluding consummation of the Merger; (iii) the purchase of Shares pursuant to the Offer shall have occurred; and (iv) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

     The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Purchaser, to the extent permitted by applicable law: (i) all actions regarding settlement and termination of the Company Options shall have been taken; (ii) representations and warranties set forth by the Company in the Merger Agreement shall be true in all material respects on the date of the Merger Agreement and as of the Effective Time; and (iii) the Company shall have complied in all material respects with its covenants under the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval:

          (a) by the mutual written consent of Parent and the Company;

          (b) by either the Company or Parent if: (i) the Offer shall have expired without any Shares being purchased, or Purchaser shall not have accepted for payment any Shares pursuant to the Offer by April 15, 2000; provided, however, that a party does not have the right to terminate if the party has been the cause of or resulted in Purchaser's failure to purchase the Shares, or (ii) any governmental entity issues a final order or takes any other final action (which both parties took reasonable actions to lift) which permanently restrains, enjoins, or otherwise prohibits the acceptance for payment or payment for Shares pursuant to the Offer or the Merger;

          (c) by the Company if: (i) Parent, Purchaser or any of their affiliates have failed to commence the Offer on or prior to five business days following date of the initial public announcement of the Offer; provided, however, that the Company may not terminate if the Company is at such time in material breach of its obligations under the Merger Agreement;
     (ii) as permitted under the terms of the Merger Agreement allowing the Company to terminate in order to accept a Superior Proposal, so long as the Company complies with all provisions in the Merger Agreement regarding valid acceptance of a Superior Proposal, including notice provisions and termination fees; and (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 15 days after the Company has given written notice, as applicable;

          (d) by Parent if: (i) due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the Conditions of the Offer, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer; (ii) prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates; (iii) prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which would give rise to the failure of the Conditions of the Offer set forth in sections (f) or (g) of Item 14 below, which breach cannot be cured within 15 days after the giving of written notice by Parent to the Company, (iv) if, prior to the purchase of Shares pursuant to the Offer, the Major Shareholder shall have breached any representation, warranty, covenant or other agreement contained in the Major Shareholder's Stock Tender Agreement which would give rise to the failure of the Conditions of the Offer set forth in section (h) of Item 14 below, which breach cannot be or has not been cured within 15 days after the giving of written notice by Parent to the Company, or (v) if prior to the purchase of Shares pursuant to the Offer, there shall have been entered any injunction with respect to the performance by the Major Shareholder or the Trustees of their respective obligations as set forth in the Major Stockholder's Stock Tender Agreement, which injunction has not been withdrawn or rendered inapplicable to the obligations of the Major Shareholder or the Trustees within 15 days of being so entered (provided that Parent may not terminate the Merger Agreement on this occurrence until after the initial scheduled Expiration Date of the Offer and if the Minimum Condition is otherwise satisfied).

     In the event of the termination or abandonment by any party pursuant to the terms of the Merger Agreement, the provisions of the Confidentiality Agreement will continue in full force and effect and there shall be no liability on the part of Parent, Purchaser or the Company except (i) for fraud or for breach of the Merger Agreement prior to such termination or abandonment of the Transactions and (ii) as described under the heading "Termination Fee; Expenses" below.

     Termination Fee; Expenses. Pursuant to the Merger Agreement, if: (i) the Company enters into an agreement which accepts or implements another Acquisition Agreement; (ii) either the Company or Parent terminates or abandons the transactions pursuant to clause (b)(i) under the heading "Termination" above, and prior thereto another Acquisition Proposal was publicly announced; (iii) the Company terminates or abandons the transactions pursuant to clause (c)(ii) under the heading "Termination" above; (iv) Parent terminates or abandons the transactions pursuant to clause (d)(ii) under the heading "Termination" above; or (v) Parent terminates or abandons the transactions pursuant to clause
(d)(iii) under the heading "Termination" above resulting from a breach of the provisions regarding no solicitation described under the heading "No Solicitation" above, or the intentional or willful breach of any other provision; then Company shall pay to Parent a termination fee equal to $10,572,670 plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions. If Parent terminates or abandons the transaction pursuant to clause (d)(iv) under the heading "Termination" above, or if the Offer shall have expired without the Minimum Condition having been satisfied and the Major Shareholder shall not have satisfied its obligations under the Major Shareholder's Stock Tender Agreement, then a termination fee of $9,130,942, plus the expenses described above, shall be paid to Parent. The termination fee and Parent's good faith estimate of its expenses shall be paid in same day funds concurrently with the execution of any agreement accepting or implementing another Acquisition Proposal or any termination or abandonment, whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual reasonable expenses in excess of such estimated expense payment.

     Except as specifically provided to the contrary in the Merger Agreement, all costs and expenses incurred in connection with this the Merger Agreement and the consummation of the transactions shall be paid by the party incurring such costs and expenses.

STOCK TENDER AGREEMENTS

     The Shares beneficially owned by the Major Shareholder are subject to a Voting Trust Agreement, dated as of August 3, 1998, as amended, by and among the Company, the Major Shareholder and James Cannavino, Charles Feld and Dennis Murray, as trustees (the "Trustees"). The Major Shareholder and the Trustees have entered into the Major Shareholder's Stock Tender Agreement, dated as of the date of the Merger Agreement, with Parent and Purchaser. Pursuant to the Major Shareholder's Stock Tender Agreement, the Major Shareholder and the Trustees have agreed (i) to tender the Major Shareholder's Covered Shares promptly after Purchaser commences the Offer, and (ii) to appoint certain officers of Purchaser as irrevocable proxies (A) to vote all the Major Shareholder's Covered Shares in favor of the Merger and the Merger Agreement, and (B) to vote against any action or agreement that is contrary to the Offer, the Merger or any other Transactions contemplated by the Merger Agreement or the Major Shareholder's Stock Tender Agreement, or that would materially change the Company's corporate structure or business. The Major Shareholder's Stock Tender Agreement also gives Parent an option to acquire all the Major Shareholder's Covered Shares at a purchase price per share equal to the Offer Price (or such higher price as may be offered by Purchaser in the Offer), exercisable only if the Major Shareholder or the Trustees fail to comply with the Major Shareholder's Stock Tender Agreement or the Merger Agreement, or if the Major Shareholder or the Trustees withdraw their tender of Shares made pursuant to the Offer.

     Additionally, the Trustees and Major Shareholder have agreed to (i) not transfer, or enter into any agreement to transfer, the Major Shareholder's Covered Shares to any other person or entity except pursuant to the Major Shareholder's Stock Tender Agreement; (ii) not take any action in violation of any warranty or representation made by the Trustees or Major Shareholders under the Major Shareholder's Stock Tender Agreement, or that would result in a breach by the Company of its obligations under the Merger Agreement; (iii) not solicit another Acquisition Proposal or engage in any negotiations regarding another Acquisition Proposal, (iv) waive all appraisal or dissenting rights, and (v) waive claims against the Company, Parent or Purchaser including claims arising from ownership of Shares, stockholder status, conduct of business, and the consummation of the transactions contemplated by the Merger Agreement.

     The parties to the Major Shareholder's Stock Tender Agreement have each made certain representations and warranties. The Trustees' representations and warranties include that they have good and marketable title to the Major Shareholder's Covered Shares, authority to enter into the transactions, and that no conflicts with other agreements will result. The Major Shareholder's representations and warranties include that it beneficially owns (but is not the record holder of) the Major Shareholder's Covered Shares, that it is a duly organized corporation with the power to perform its obligations, that the Major Shareholder's Stock Tender Agreement covers all of the Shares owned by the Major Shareholder (including any options exercised by the Major Shareholder prior to the Offer), and that no conflicts with other agreements will result. The Parent and Purchaser's representations and warranties include that each is a duly organized corporation with the power to perform its obligations.

     Parent and Purchaser have also entered into a Stockholders' Stock Tender Agreement, dated as of December 21, 1999 (the "Individuals' Stock Tender Agreement"), with James A. Cannavino, Judy G. Carter, Daniel DelGiorno, Jr., Claude R. Kinsey, III, Joseph J. Markus, George Aronson, Robert McLaughlin and Lisa Welch (the "Individuals") as stockholders of the Company who collectively own 1,182,000 Shares of the common stock of the Company which are subject to the Individuals' Stock Tender Agreement(the "Individuals' Covered Shares"). The Individuals' Covered Shares represent approximately 6.8% of the Company's outstanding Shares. The obligations of the Individuals under the Individual's Stock Tender Agreement are substantially the same as those of the Major Shareholder and the Trustees under the Major Shareholder's Stock Tender Agreement described above.

ESCROW AGREEMENT AND INDEMNIFICATION AGREEMENT

     As a condition and inducement to Parent and Purchaser entering into the Merger Agreement, (i) an Escrow Agreement (the "Escrow Agreement") was entered into as of December 21, 1999 by and among Parent, Purchaser, the Major Shareholder, and State Street Bank and Trust Company, Inc. as escrow agent (the "Escrow Agent"), and (ii) an Indemnification Agreement (the "Indemnification Agreement") was entered into as of the same date by and among Parent, Purchaser and the Major Shareholder.

     Pursuant to the terms of the two agreements, the Major Shareholder agreed to indemnify and hold harmless Parent, Purchaser, the Surviving Corporation and their respective subsidiaries and officers, directors, employees and agents (the "Indemnified Parties") from and against and in respect of any Loss (defined below) incurred or sustained by any of them as a result of any breach by the Company of any of the representations or warranties in the Merger Agreement relating to the Company's capitalization, filings with the Commission, the absence of certain changes or events in the Company's business, no undisclosed liabilities, the absence of litigation, employee benefit plans, options, and employment agreements, taxes, and intellectual property. Additionally, the Major Shareholder agreed to provide indemnification regarding its representations and warranties in the Major Shareholder's Stock Tender Agreement. The Major Shareholder shall not be required to indemnify any Indemnified Party under the Escrow Agreement unless the aggregate Losses exceed $100,000, in which case the parties incurring the indemnification obligations with respect to such Losses shall be responsible for the entire amount of such Losses. The term "Loss" means any loss, liability (including tax liability), damage, deficiency, fine, penalty, cost and expense (including reasonable expenses of investigation, amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys and accountants and other costs of litigation).

     Upon consummation by the Purchaser of the purchase of Shares pursuant to the Offer, the Major Shareholder will deliver $10 million (the "Escrow Amount") to the Escrow Agent by wire transfer of immediately available funds. In order to effect such delivery obligation, the Major Shareholder assigned to the Escrow Agent a portion of the proceeds payable to the Major Shareholder as a result of the purchase of the Shares of the Major Shareholder purchased in the Offer equal to the Escrow Amount.

     The Indemnification Agreement terminates two years after the consummation of the purchase of Shares in the Offer by the Purchaser, and the Escrow Agreement terminates one year after the consummation of the purchase of Shares in the Offer by the Purchaser; provided, however, that if prior to such date the Major Shareholder receives a notice from an Indemnified Party seeking indemnification, neither agreement will terminate until such outstanding claim is resolved.

CONFIDENTIALITY AGREEMENT

     Parent and the Company executed a Bilateral Confidentiality Agreement (the "Confidentiality Agreement") dated as of November 1, 1998, as amended January 12, 1999, March 9, 1999 and December, 1999.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, the parties agreed, subject to certain exceptions, to keep confidential all nonpublic, confidential or proprietary information concerning the other parties which is furnished to any party in connection with its evaluation of a possible transaction involving Purchaser and the Company (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Purchaser. Upon termination, confidential information disclosed under the Confidentiality Agreement must be returned to the disclosing party or, at the disclosing party's option, may be destroyed. The Confidentiality Agreement will remain in effect until November 1, 2000 unless terminated earlier by written notice of either party. Termination of the Confidentiality Agreement will not relieve a party of its obligation not to disclose confidential information, as this obligation will continue for three years after the date of disclosure under the Confidentiality Agreement.

     The January 12, 1999 Amendment provided that Parent would not, until October 14, 1999, acquire any equity security of the Company or the Major Shareholder without the written consent of the Company Board. Additionally, if the acquisition contemplated in the Merger Agreement is not consummated, the Confidential-ity Agreement provides that until December 31, 2000, neither party will directly solicit employees of the other without prior written consent.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. If Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among others things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

     The Merger Agreement provides that, upon the purchase of Shares pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded down to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors designated by Parent) multiplied by a fraction, the numerator being equal to the number of shares beneficially owned by Parent and its subsidiaries and the denominator the total number of shares then outstanding. The Company will use its reasonable best efforts to cause such persons designated by Parent to be appointed or elected to the Company Board and to secure resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed. The Merger Agreement also provides that in the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company Board shall have at least two Independent Directors, provided that if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director, if any, shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director. In the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to: (i) amend or terminate the Merger Agreement by the Company; (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement; (iii) take action with respect to the retention of counsel and other advisors in connection with the transactions contemplated by the Merger Agreement; or (iv) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board.

     The Merger Agreement provides that the directors and officers of Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving the Company or its Subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders if required in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the Short-Form Merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries and affiliates acquire in the aggregate at least a majority of the Shares (which would be the case if the Minimum Condition is satisfied and Purchaser were to accept for payment Shares tendered in the Offer), they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a Short-Form Merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Alternatively, Purchaser could exercise an option granted pursuant to the Merger Agreement to obtain 90.1% of the outstanding shares. Parent presently intends to effect a Short-Form Merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a shareholder withdraws or loses his right to appraisal, such holder's shares will be automatically converted into, and represent only the right to receive, the Merger Consideration, without interest.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer, and in the Merger stockholders would receive the same price per share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that prior to the Effective Date, neither the Company nor any Company Subsidiary shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of any class or series of its capital stock or Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of outstanding Company stock options; or (iv) split, combine or reclassify any shares of any class or series of its capital stock.

14. CONDITIONS TO THE OFFER.

     The Offer is subject to the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares which, when added to the Shares beneficially owned by Parent or Purchaser, would constitute a majority of the Shares outstanding on a fully diluted basis.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the scheduled expiration date of the Offer, any of the following events shall occur or shall be determined by Purchaser to have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Major Shareholder's Stock Tender Agreement of the Stockholders' Stock Tender Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, the Major Shareholder's Stock Tender Agreement or the Stockholders' Stock Tender Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of the Merger Agreement, or (vi) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its subsidiaries, taken as a whole; or

          (e) the Company Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their affiliates, (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their affiliates or (iv) shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance or payment; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled Expiration Date of the Offer; or

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (h) (A) any of the representations and warranties of the Major Shareholder set forth in the Major Shareholder's Stock Tender Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration date of the Offer; or (B) either the Major Shareholder or the Trustees shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Major Shareholder or the Trustees to be performed or complied with by them under the Major Shareholder's Stock Tender Agreement or (c) there shall be any judgment, order or injunction deemed applicable to certain obligations of the Major Shareholder or the Trustees under the Major Shareholder's Stock Tender Agreement, which after the initial scheduled Expiration Date of the Offer has not been withdrawn or made inapplicable to the Major Shareholder or the Trustees within 15 days after being entered;

          (i) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

          (j) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole judgment, exercised reasonably, of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer and the Merger or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required prior to the acquisition of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16.  FEES AND EXPENSES.

     Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and State Street Bank and Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.  MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                               EAGLE MERGER CORP.

December 23, 1999

                                   SCHEDULE I

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser and Parent. Except as otherwise noted, each such person is a citizen of the United States. The business address of each person is c/o EMC Corporation, 35 Parkwood Drive, Hopkinton, Massachusetts 01748. Unless otherwise indicated, each person has held his or her present position as set forth below, or has been an executive officer of Parent for the past five years. Persons who are also directors or officers of Purchaser are indicated with an asterisk ("*"). Their positions with the Purchaser took effect in December, 1999.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                           ------------------------------------------------------
Michael J. Cronin............................  Mr. Cronin is a director of Parent. Mr. Cronin has held the position of director since May 1990. He has
                                               been chief executive officer of Cognition Corporation
                                               since September 1987, where he is also the chairman of
                                               the board of directors.
*Paul T. Dacier..............................  Mr. Dacier is a director and the secretary of
                                               Purchaser. He has been vice president and general
                                               counsel of Parent since February 1993.
*David A. Donatelli..........................  Mr. Donatelli is a director and the president of
                                               Purchaser. Mr. Donatelli has been vice president, new
                                               business development of Parent since April 1999. For
                                               the five years prior to that time, he held senior
                                               management positions with Parent.
John R. Egan.................................  Since September 1998, Mr. Egan has been an employee of
                                               Parent, providing ongoing services to various
                                               organizations within Parent. Mr. Egan has been a
                                               director of Parent since May 1992. He was executive
                                               vice president, sales and marketing from January 1992
                                               to June 1996. From May 1997 to September 1998, Mr.
                                               Egan was executive vice president, products and
                                               offerings.
Maureen E. Egan..............................  Mrs. Egan has been a director of Parent since March
                                               1993. She is a member of the Hopkinton Technology for
                                               Education Trust.
Richard J. Egan..............................  Mr. Egan has been the chairman of the board since
                                               January 1988 and a director of Parent since 1979. He
                                               is also a director of NSTAR and NetScout Systems, Inc.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                           ------------------------------------------------------
W. Paul Fitzgerald...........................  Mr. Fitzgerald is a director of Parent. Mr. Fitzgerald has held this position since March 1991. From January
                                               1988 to March 1995, Mr. Fitzgerald was senior vice
                                               president, finance and administration, and chief
                                               financial officer. Mr. Fitzgerald was also treasurer
                                               from October 1991 to March 1995.
Paul E. Noble, Jr. ..........................  Mr. Noble is executive vice president, products and offerings, of Parent. Mr. Noble has held this position
                                               since September 1998. Mr. Noble was vice president and
                                               general manager of OEM operations from June 1992 to
                                               January 1998, and from January 1998 to September 1998
                                               was senior vice president, new business development.
Joseph F. Oliveri............................  Mr. Oliveri has been a director of Parent since March
                                               1993. He is president and chief executive officer of
                                               Interface Electronics Corporation.
*Colin G. Patteson...........................  Mr. Patteson is a director and the treasurer of
                                               Purchaser. He has been senior vice president, chief
                                               administrative officer and treasurer of Parent since
                                               February 1997. He was vice president and corporate
                                               controller from February 1993 to April 1995, and vice
                                               president, chief financial officer and treasurer from
                                               April 1995 to February 1997. Mr. Patteson is a citizen
                                               of the United Kingdom.
Michael C. Ruettgers.........................  Mr. Ruettgers is president, chief executive officer and a director of Parent. Mr. Ruettgers has held the
                                               position of president since October 1989, the position
                                               of chief executive officer since January 1992 and the
                                               position of director since May 1992. He is also a
                                               director of PerkinElmer.
William J. Teuber, Jr. ......................  William J. Teuber is vice president and chief financial officer of Parent. Mr. Teuber has held these
                                               positions since February 1997. He was vice president
                                               and controller from August 1995 to February 1997. From
                                               1988 to August 1995, Mr. Teuber was a partner at
                                               Coopers & Lybrand L.L.P.
Alfred M. Zeien..............................  Mr. Zeien has been a director of Parent since December
                                               1999. He was chairman of the board and chief executive
                                               officer of The Gillette Company from December 1994 to
                                               June 1999. He is a director of The Gillette Company,
                                               Massachusetts Mutual Life Insurance Company, Polaroid
                                               Corporation and Raytheon Company.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:
                      STATE STREET BANK AND TRUST COMPANY

           By Mail:                        By Hand:                  By Overnight Courier:
  State Street Bank and Trust   Securities Transfer & Reporting   State Street Bank and Trust
             Company                    Services, Inc.                      Company
         c/o EquiServe                   c/o EquiServe                   c/o EquiServe
    Attn: Corporate Actions      100 Williams Street Galleria       Attn: Corporate Actions
         P.O. Box 9573             New York, New York 10038           40 Campanelli Drive
  Boston, Massachusetts 02205                                   Braintree, Massachusetts 02184
                                   By Facsimile Transmission
                                        (781) 575-4826
                                  For Confirmation Telephone:
                                        (781) 575-4816

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8532